                                                                      EXHIBIT 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

May 13, 1996

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas 76102

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Union Pacific Resources Group Inc. for the periods ended March 31, 1996 and 1995, as indicated in our report dated April 18, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is incorporated by reference in Registration Statement No. 333-2984 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Fort Worth, Texas